UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2004

Interline Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32380	03-0542659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 W. Bay Street, Jacksonville, Florida		32204
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:       (904) 421-1400

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement

Underwriting Agreement

On December 15, 2004, Interline Brands, Inc., a Delaware corporation (the “Company” or “we” or “us”), entered into an Underwriting Agreement (the “Agreement”) among the Company, Interline Brands, Inc., a New Jersey corporation (“Interline NJ”), certain stockholders of the Company named therein, and Credit Suisse First Boston LLC and Lehman Brothers Inc., as representatives of the several underwriters named in the Agreement (collectively the “Underwriters”), relating to the issuance and sale by the Company to the Underwriters of 12,500,000 shares of the Company’s common stock at a purchase price per share of $13.9687 in the Company’s initial public offering (the offering price to the public of $15.00 per share minus the Underwriters’ discount).  The Company also granted the Underwriters an option to acquire an additional 167,000 shares from the Company and 1,708,000 shares from certain selling stockholders for the sole purpose of covering over-allotment sales.  The underwriters exercised their option to acquire 1,708,000 shares from the selling stockholders and the transaction closed on December 21, 2004.  The Agreement contains customary representations and warranties, closing conditions and indemnification obligations.  Interline NJ was discharged and released from its obligations under the Agreement upon the completion of the closing of the offering on December 21, 2004.

Agreement and Plan of Merger

On December 10, 2004, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Interline NJ and Interline Subsidiary, Inc., a subsidiary of the Company (“Mergerco”), pursuant to which Interline NJ merged (the “Merger”) with and into Mergerco, with Interline NJ continuing as the surviving corporation and a wholly owned subsidiary of the Company.  The merger was consummated on December 21, 2004.

Pursuant to the terms of the Merger Agreement, in the merger, holders of Interline preferred stock received in the aggregate approximately $55.0 million in cash and 19,183,333 shares of Company common stock.  Holders of Interline NJ preferred stock issued on May 16, 2000 received $2.38 in cash and 0.83097 shares of Company common stock per share of Interline NJ preferred stock held and holders of Interline NJ common stock received 0.01218 shares of Company common stock per share of Interline NJ common stock held, or an aggregate of 66,667 shares of Company common stock.

Amendment and Restatement of Employment Agreement with William R. Pray

We entered into an amendment and restatement of our employment agreement with Mr. Pray, our Senior Vice President and Chief Merchandising Officer, effective as of December 15, 2004, which amends Mr. Pray’s current employment agreement to clarify that the expiration date is December 31, 2005, subject to certain automatic extensions, and to provide Mr. Pray with a base salary of $200,000 beginning July 1, 2005, and a guaranteed bonus of $50,000 for calendar year 2005 and $100,000 for calendar years 2006 and thereafter. In addition, if Mr. Pray’s employment is terminated by us without “cause” or by Mr. Pray for “good reason” (as defined in his employment agreement), he will be entitled to receive (i) any accrued and unpaid base salary and benefits, (ii) continuation of his health benefits and automobile expense reimbursement through December 31, 2006 and (iii) if such termination occurs prior to December 31, 2005, base salary continuation (at the applicable rate) through December 31, 2005. The other terms of Mr. Pray’s employment agreement remain unchanged.

Amendment to Amended and Restated Shareholders’ Agreement

On December 15, 2004, we entered into Amendment No. 2 to our Amended and Restated Shareholders’ Agreement, dated as of September 29, 2000, and as amended on March 16, 2004, among Interline NJ, us, certain of our principal stockholders, including affiliates of Parthenon Capital, J.P. Morgan Partners, LLC, JPMorgan Chase Bank, as trustee for First Plaza Group Trust (a GM Pension Fund), Sterling Investment Partners, and certain members of our management, including Messrs. Grebe (our Chief Executive Officer), Sanford  (our Chief Operating Officer) and Pray.  The amendment terminated certain provisions that would not be appropriate for a company with publicly traded equity securities, confirmed that registration rights of holders of Interline NJ stock would continue to apply with respect to stock of the Company that such holders would receive in the Merger and permitted our stockholders from prior to the completion of our initial public offering to assign certain of their registration rights in connection with the sale of shares by certain of our stockholders in the over-allotment option of our initial public offering.

Amendment of Credit Facility

In connection with our initial public offering, on December 21, 2004, we amended our credit facility.  JPMorgan Chase Bank, N.A. and Credit Suisse First Boston were joint bookrunners, Credit Suisse First Boston will act as administrative agent and a lender under the amended credit facility, and JPMorgan Chase Bank, N.A. will act as syndication agent and a lender under the amended credit facility. Interline NJ will continue to be the borrower under the amended credit facility. The following sets forth a description of the material terms of the credit facility, as amended in connection with our initial public offering.

Structure

The amended credit facility provides for aggregate commitments of $200.0 million, consisting of:

•                       a revolving loan facility of $100.0 million, of which a portion will be available in the form of letters of credit, and

•                       a term loan facility of $100.0 million.

We used a portion of the proceeds of our initial public offering to prepay a portion of the term loan under our credit facility in connection with the amendment thereof.

Security and Guarantees

The indebtedness under the amended credit facility is guaranteed by us and by the domestic subsidiaries of Interline NJ. The obligations under our amended credit facility and the guarantees under the amended credit facility are secured by a first-priority security interest in substantially all Interline NJ’s assets and the assets of the guarantors, including a pledge of all the capital stock of Interline NJ and its domestic subsidiaries and 65% of the capital stock of the foreign subsidiaries of Interline NJ.

Interest and Expenses

Borrowings under the amended term loan facility and revolving loan facility bear interest, at Interline NJ’s option, at either adjusted LIBOR or at the alternate base rate plus a spread. The spread under the amended credit facility with respect to the term loan facility is lower than that under our credit facility previously. It was unchanged for the revolving loan facility. Outstanding letters of credit under the revolving loan facility are subject to a per annum fee equal to the applicable spread over adjusted LIBOR for revolving loans.

In connection with the amended credit facility, Interline NJ was required to pay customary administrative fees, commitment fees, letter of credit issuance and administration fees and certain expenses and to provide certain indemnities.

Maturity and Amortization

The amended term loan facility has a maturity of December 31, 2010, and the revolving loan facility has a maturity of May 31, 2008. Amounts under the term loan facility become due and payable in quarterly installments equal to 1.0% of the principal amount during each of the first six years, with the balance payable in one final installment at the maturity date.

Prepayments

Interline NJ is permitted to make voluntary prepayments on outstanding borrowings and reduce the commitments under the amended credit facility in whole or in part, at its option, and is required to prepay loans under the term loan facility in certain circumstances that are customary for financings of this kind.

Covenants

The amended credit facility contains affirmative, negative and financial covenants customary for such financings.

The amended credit facility also limits the ability of Interline NJ to prepay, redeem or repurchase certain debt, including its outstanding 11.5% Senior Subordinated

Notes due 2011. In addition, the amended credit facility contains the following financial covenants that will require us to maintain certain financial ratios as of the last day of each fiscal quarter:

•                       minimum ratio of consolidated EBITDA to consolidated cash interest expense (each as defined in the amended credit facility) of not less than 1.75 to 1.00 on December 31, 2004 and increasing to not less than 2.50 to 1.00 on September 30, 2007, and thereafter as provided in the amended credit facility,

•                       maximum ratio of net total indebtedness to consolidated EBITDA (each as defined in the amended credit facility) of not more than 4.50 to 1.00 on December 31, 2004 and decreasing to not more than 3.50 to 1.00 on December 31, 2007, and thereafter as provided in the credit facility.

Events of Default

The amended credit facility contains events of default customary for such financings.

Incremental term loans

The amended credit facility also provides for incremental term loans in an aggregate principal amount of up to $100.0 million which will be available to Interline NJ if certain conditions (including certain financial ratios) are met. The proceeds of the incremental term loans may be used to make certain acquisitions and to prepay revolving loans under the amended credit facility. Each incremental term loan must be in a minimum principal amount of $50.0 million. Each incremental term loan will be guaranteed and secured on a pari passu basis with the existing loans under the amended credit facility. Each incremental term loan may not have a scheduled maturity date that is earlier than the maturity date for the term loan under the amended credit facility, and may not have a weighted average life that is shorter than the term loan under the amended credit facility.  If the interest rate spread applicable to any incremental term loan exceeds the interest rate spread applicable to the term loans outstanding under the amended credit facility on December 21, 2004 by more than 0.25%, then the interest rate spread applicable to the term loans outstanding under the amended credit facility on December 21, 2004 will be increased so that it equals the interest rate spread applicable to the incremental term loan less than 0.25%.  Each incremental facility will have terms and conditions (other than with respect to interest rate, maturity and amortization, subject to the limitations described above) that are substantially similar to those of the term loans outstanding on December 21, 2004, and shall be treated as loans for all purposes under the amended credit facility.

Item 1.02.                                          Termination of a Material Definitive Agreement

Termination of Parthenon Capital Management Agreement

In connection with the closing of our initial public offering, on December 21, 2004, we terminated our advisory agreement with Parthenon Capital, an affiliate of one of our principal stockholders, under which Parthenon Capital had provided various advisory services to us in exchange for an annual advisory fee of $250,000, and reimbursement of out-of-pocket expenses in connection with these services in an aggregate amount of up to $25,000 per year.  We made a payment of $187,500 to Parthenon Capital in connection with the termination of this agreement.

Item 5.02(b).                            Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 21, 2004, Mr. Stephen V. McKenna, one of our directors and an affiliate of one of our principal stockholders, J.P. Morgan Partners (23A SBIC), L.P., resigned from our board of directors and the board of directors of Interline NJ.

Item 5.03.                                          Amendments to Articles of Incorporation or Bylaws

On December 16, 2004, we amended our Certificate of Incorporation and By-laws in connection with our initial public offering.  Below is a summary of the material provisions of these documents, as amended.

Capital Stock

Our authorized capital stock currently consists of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. The common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. The holders of our common stock are entitled to receive dividends when, as, and if declared by our board out of legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share ratably in our assets legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that may be issued in the future.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of preferred stock.  Our board of directors is authorized, subject to limitations prescribed by Delaware law and our certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors also is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders.

Directors’ Liability; Indemnification of Directors and Officers

Our certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except:

•                       for any breach of the duty of loyalty;

•                       for acts or omissions not in good faith or which involve intentional misconduct or knowing

•                       violations of law;

•                       for liability under Section 174 of the Delaware General Corporation Law (relating to unlawful

•                       dividends, stock repurchases, or stock redemptions); or

•                       for any transaction from which the director derived any improper personal benefit.

This provision does not limit or eliminate our rights or those of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under federal securities laws. In addition, our certificate of incorporation and by-laws provide that we indemnify each director and the officers, employees, and agents determined by our board to the fullest extent provided by the laws of the State of Delaware.

Special Meetings of Stockholders

Our by-laws provide that special meetings of stockholders may be called only by the chairman or by a majority of the members of our board. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

Stockholder Action; Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our certificate of incorporation provides that stockholders may not take action by written consent, but may only take action at duly called annual or special meetings. In addition, our by-laws establish advance notice procedures for:

•                       stockholders to nominate candidates for election as a director; and

•                       stockholders to propose topics at stockholders’ meetings.

Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our by-laws. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year or for the first annual meeting following this offering, notice by the stockholder to be timely must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than 120 days prior to the special meeting and not later than the later of the 90th day prior to the special meeting or 10th day following the day on which we notify stockholders of the date of the special meeting, either by mail or other public disclosure.

Amendment to Certain Certificate of Incorporation and By-Law Provisions

Our certificate of incorporation provides that amendments to certain provisions of the certificate will require the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our voting stock, namely: the provisions requiring a 66 2/3% stockholder vote for removal of directors; the provisions requiring a 66 2/3% stockholder vote for the amendment, repeal or adoption of certain of our by-law provisions (described below); the provisions requiring a 66 2/3% stockholder vote for the amendment of certain provisions of our certificate of incorporation; and the provisions prohibiting stockholder action by written consent except under certain circumstances.

In addition, our certificate of incorporation and by-laws provide that our by-laws are subject to adoption, amendment or repeal either by (a) a majority of the members of our board or (b) the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of our voting stock (except with respect to the article of our by-laws which imposes the transfer restrictions described below under “Transfer Restrictions in By-laws,” which requires the affirmative vote of the holders of not less than a majority of the outstanding shares of our voting stock for amendment or repeal).

Election and Removal of Directors

Our board is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders.

Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors. Our directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% of the outstanding shares of our voting stock.

Anti-Takeover Provisions of Delaware Law

In general, Section 203 of the Delaware General Corporation Law prevents an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) of a Delaware corporation from engaging in a business combination (as defined) for three years following the date that person became an interested stockholder unless various conditions are satisfied. Under our certificate of incorporation, we have opted out of the provisions of Section 203.

Transfer Restrictions in By-Laws

Our amended and restated by-laws impose restrictions on sales and other transfers of our stock by our stockholders who held our stock prior to the completion of our initial public offering during the initial 180-day period beginning from December 15, 2004, and for a period of up to an additional 365 days thereafter.

None of the restrictions described below or in the next paragraph apply to the shares of our common stock offered in our initial public offering, including the shares sold by the selling stockholders in the offering upon exercise of the underwriters’ over-allotment option.  During the first 180-day period, each of our stockholders who held our stock prior to the completion of our initial public offering may not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, including by way of distribution or dividend to limited partners, members, shareholders or holders of other ownership interests in such stockholder (collectively, “transfer”), or publicly disclose the intention to transfer, any shares of stock or any securities of ours that are convertible into or exchangeable for shares of common stock (other than certain transfers among affiliates, transfers pursuant to our existing employee compensation plans and transfers permitted under such stockholder’s lock-up agreement with the underwriters (other than by waiver thereof)) without our prior written consent.

During the 365-day period thereafter, all our stockholders who held our stock prior to the completion of our initial public offering may sell their shares of our stock in registered public offerings. All of our stockholders who held our stock prior to the completion of our initial public offering may also sell their shares of our stock in privately-negotiated transactions, provided that their transferees agree with us in writing to be bound by the transfer restrictions set forth in our by-laws. Our stockholders who held our stock prior to the completion of our initial public offering who desire to sell their shares of our common stock into the public market absent a registration statement have agreed to notify us at least three days in advance. The total amount of shares sold into the public market by each of such stockholders (excluding shares sold pursuant to a registration statement) may not exceed 6% of the outstanding shares of our common stock on a fully diluted basis held by such stockholder immediately following the closing of our initial public offering (such stockholder’s “IPO Ownership”) during the first quarter of this 365-day period, 10% during the second quarter, 15% during the third quarter and 20% during the fourth quarter. In addition, if we intend to file a registration statement for a public offering of stock including stock held by one or more of such stockholders, and give written notice of such intent to such stockholders, such stockholders may not sell their shares of our stock into the public market for 30 days; provided that, if we do not file such registration statement within 30 days of our notice, or such registration statement is not declared effective by the SEC within 90 days of the notice, this restriction will no longer apply. The additional restrictions described in this paragraph may terminate prior to the end of the 365-day period following the initial 180-day lock-up period under the following circumstances: (i) we complete a secondary offering of our shares that results in gross proceeds to our stockholders of at least $50 million; (ii) we have not completed a secondary offering by the 274th day of the 365-day period, or stated our intention to file a registration statement for a secondary offering within 30 days of such 274th day; (iii) the closing price of our stock exceeds 150% of the initial public offering price of our stock for at least 55 days out of any 60-day period; or (iv) any payment or bankruptcy event of default has occurred under the credit agreement governing our credit facility, the indebtedness under the credit agreement has been accelerated, or any other event of default has occurred under the credit agreement and is continuing for a period of 90 days.

Item 8.01.                                          Other Events

On December 15, 2004, the Company issued a press release related to the pricing of its initial public offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Item 9.01.                                          Financial Statements and Exhibits

Exhibits

3.1	Amended and Restated Certificate of Incorporation.

3.2	Amended and Restated By-laws.

10.1	Amendment No. 2 to Amended and Restated Shareholders’ Agreement, dated as of December 15, 2004, among Interline NJ, certain of its shareholders and the Company.

99.1	Press Release of Interline Brands, Inc., dated December 15, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERLINE BRANDS, INC.

	By:	/s/ Laurence W. Howard
		Name:	Laurence W. Howard
		Title:	Vice President, General
Counsel and Secretary

Date: December 21, 2004

INDEX TO EXHIBITS

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation.

3.2	Amended and Restated By-laws.

10.1	Amendment No. 2 to Amended and Restated Shareholders’ Agreement, dated as of December 15, 2004, among Interline NJ, certain of its shareholders and the Company.

99.1	Press Release of Interline Brands, Inc., dated December 15, 2004.